Exhibit 10.1

AMENDMENT NO. 1 TO THE
AMENDED EMPLOYMENT AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
JOEL N. WALLER

This AMENDMENT NO. 1 TO THE AMENDED EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the 1st day of February, 2018, between Christopher & Banks Corporation, a Delaware corporation (the “Corporation”), and Joel N. Waller (“Executive”).
RECITALS
The Corporation and Executive entered into the Amended Employment Agreement effective as of January 15, 2018 (the “Agreement”). The Corporation and Executive desire to make modifications to the Agreement.
Section 1.3 of the Agreement provides for the Board of Directors of the Corporation (the “Board”) to nominate Executive for election as a director at the 2018 annual meeting of stockholders, assuming that he is still serving as interim Chief Executive Officer (“CEO”) at such time, and for Executive to resign from the Board (and all other officer and director positions he then holds) effective as of the date that he is no longer serving as interim CEO.
The Corporation and Executive desire to amend Section 1.3 to provide for Executive’s continued service as a director on the Board through the termination of his consulting services (as are further set forth in the Agreement).
Section 14.1 of the Agreement provides that amendments must be in writing and signed by each of the parties to the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Executive hereby agree to amend and modify the Agreement, effective as of the date hereof, as follows:

1.	The second sentence of Section 1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Assuming that Executive is either serving as interim CEO or as a consultant to the Corporation (pursuant to the terms of Sections 4.2, 4.3 and 4.4 of this Agreement) at the time, the Board has agreed to nominate Executive for election as a director at the 2018 Annual Meeting; provided that, Executive hereby agrees to resign, and acknowledges that, by signing this Agreement, he has irrevocably so agreed to resign, as follows: (i) from all officer and director positions he holds with the Company, other than serving as a director on the Board, effective as of the date that he is no longer serving as interim CEO, and (ii) from the Board, as a director, effective as of the date of receipt of the Determination Notice (as defined in Section 4.4).”

2.	Section 4.4 of the Agreement is hereby amended and restated in its entirety to read as follows:
4.4    Executive agrees to serve as a consultant pursuant to Section 4.2 until such time as the new CEO, in consultation with the Board, determines (without Executive participating in such Board deliberations) that Executive’s services as a consultant are no longer needed and so informs Executive in writing (including via email) of this determination (the “Determination Notice”) and Executive shall be compensated for his services as a consultant until the later of (i) October 17, 2018 or (ii) the date of receipt of the Determination Notice.

3.	No other terms or conditions of the Agreement are amended hereby, and all such terms and conditions of the Agreement shall remain in full force and effect.

4.	The parties hereto hereby agree that this Amendment shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof.

IN WITNESS WHEREOF, the Corporation and Executive have executed this Amendment as of the date and year first written above.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Kent Kleeberger

Name:	Kent Kleeberger

Title:	Chairman of the Board of Directors

EXECUTIVE

/s/ Joel N. Waller
Joel N. Waller